                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  PowerShares Zacks Large Cap ACE Fund

Address of Principal Business Office (No. & Street), City, State, Zip Code:

855 W. Prarie Avenue, Wheaton, Illinois 60187

Telephone Number (including area code):  (800) 983-0903

Name and address of agent for service of process:
Harold Bruce Bond
855 W. Prarie Avenue
Wheaton, Illinois 60187

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A.    YES /x/      NO / /

                                   SIGNATURES

Pursuant to the requirement of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Wheaton and state of Illinois on the 1st day of February, 2005.

                        Signature: PowerShares Zacks Large Cap ACE Fund
                                   ------------------------------------

                        BY:        /s/ Harold Bruce Bond
                                   ------------------------------------
                                   Name: Harold Bruce Bond


Attest: /s/ John W. Southard
        --------------------
        Name: John W. Southard